Exhibit 99.1


             OPENWAVE ANNOUNCES ONE-FOR-THREE REVERSE STOCK SPLIT


REDWOOD CITY, Calif. - October 9, 2003 - Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that its board of directors has approved a one-for-three reverse split of its common stock, the smallest of the three reverse stock split ratios approved by Openwave's stockholders at a special meeting held on October 1, 2003.

The reverse stock split will be effective on October 21, 2003, and Openwave's common stock will begin trading under the split adjustment when the market opens on October 22, 2003. For a period of 20-trading days beginning October 22, 2003, Openwave's common stock will trade on a post-split basis under the trading symbol "OPWVD" as an interim symbol to denote its new status. After this 20-trading day period, Openwave's common stock will resume trading under the symbol "OPWV."

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave's breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

                                     # # #

        Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks
                are the properties of their respective owners.

For more information please contact:

Openwave Systems Inc.

Investors
Bonnie McBride                         Josh Pace
Global Consulting Group                Openwave
+415 388-1635                          +650 480-4622


Press
Michele Landry
Openwave
+1 650 480 4622